UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 26, 2007

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Poydras Street, Suite 1900	70130
(Address of principal executive offices)	(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Tidewater Inc. (the “Company”) and its chief financial officer, J. Keith Lousteau, announce their intention to jointly submit promptly to the Securities and Exchange Commission an offer of settlement which, if accepted by the Commission, would bring to a conclusion the previously disclosed informal inquiry by the Miami office of the Commission into an approximate $26 million impairment charge recognized by the Company at the end of its 2004 fiscal year.

The offer of settlement being made to the Commission includes a draft cease and desist order that has been negotiated between the Company, Mr. Lousteau, and the enforcement staff of the Miami office. If the offer of settlement is accepted by the Commission and the cease and desist order is entered, the Company will be found by the Commission not to have (i) performed proper impairment analysis on certain of its supply vessels in the Gulf of Mexico, (ii) reviewed properly its depreciation estimates related to such vessels, (iii) disclosed fully and accurately in certain of its public filings the inactive status of certain of the vessels, or (iv) maintained adequate internal controls to assure a proper impairment analysis of its Gulf of Mexico fleets. By reason of the foregoing findings, the order would cite the Company for violating Sections 13(a) and 13(b)(2)(B) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13 thereunder, and Mr. Lousteau would be cited for causing the Company to violate the foregoing statutes and regulations. The order would also cite Mr. Lousteau for improperly signing Sarbanes-Oxley civil certifications for the fiscal year ended March 31, 2003 and for fiscal quarters beginning with the quarter ended September 30, 2002 and ending December 31, 2003. Neither the Company nor Mr. Lousteau will admit nor deny the findings of the Commission under the order; however, the order would require Tidewater and Mr. Lousteau to cease and desist from committing or causing any current or future violation of the foregoing statutes and regulations.

If entered in the form submitted in the offer of settlement, the cease and desist order would not require Tidewater to restate any of its historical financial statements, pay any fines or penalties, impose any other sanctions on the Company or Mr. Lousteau, or impose any prospective or forward-looking compliance or supervisory measures on the Company.

Mr. Lousteau will continue to serve as the chief financial officer of the Company.

2

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TIDEWATER INC.

Dated:	April 26, 2007	By:	/s/ Cliffe F. Laborde
Cliffe F. Laborde
Executive Vice President and General Counsel